Exhibit 5.1

August 10, 2004

Board of Directors
Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, Maryland 21224

Ladies and Gentlemen:

               We are acting as counsel to Guilford Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3, file no. 333-115684 (the “Registration Statement”), filed with the Securities and Exchange Commission, under which the Company may issue and sell up to an additional 1,500,000 shares of Common Stock, par value $.01 (the “Shares”) in connection with an underwritten public offering by the Company pursuant to the terms of the Underwriting Agreement, as defined below, and as described in the Prospectus, which forms a part of the Registration Statement, as supplemented by a Prospectus Supplement dated July 1, 2004 (together with the Prospectus, the “Prospectus Supplement”). The Shares will be offered and sold by the Company as set forth in the Prospectus Supplement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

               For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on August 3, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	An Executed Copy of the Underwriting Agreement between the Company and UBS Investment Bank, and the Underwriters named in Schedule A thereto (the “Underwriters”) dated July 1, 2004 (the “Underwriting Agreement”).

Board of Directors
August 10, 2004

5.	Certain resolutions of the Board of Directors of the Company adopted at meetings held on April 15, 2004 and June 13, 2004 and certain resolutions of the Pricing Committee of the Board of Directors adopted at a meeting held on June 30, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of the Underwriting Agreement and arrangements in connection therewith (the “Share Resolutions”).

               In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

               This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

               Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the Share Resolutions, the Shares will be validly issued, fully paid, and nonassessable.

               This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

               We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on August 10, 2004 in connection with the offering of the Shares and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.